EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

CSG Systems Announces Proposed Offering of $200 Million Senior

Subordinated Convertible Contingent Debt Securities

Englewood, CO. —May 25, 2004—CSG Systems (Nasdaq: CSGS) today announced that it intends to offer, subject to market and other conditions, $200 million of Senior Subordinated Convertible Contingent Debt Securities due 2024 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. The Securities will bear interest, and will be convertible into shares of CSG Systems’ common stock at a rate and price to be determined. CSG Systems expects to grant the initial purchasers of the Securities an option to purchase up to an additional $30 million aggregate principal amount of the Securities.

CSG Systems intends to use up to $40 million of the net proceeds of this offering for a concurrent repurchase of common stock, and the remainder of the net proceeds and a portion of available cash, cash equivalents and short-term investments for the repayment of outstanding debt.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Securities and the common stock issuable upon conversion of the Securities have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

For more information contact:

Liz Bauer

Senior Vice President, IR and Corporate Communications

CSG Systems International, Inc.

303.804.4065

liz_bauer@csgsystems.com